Exhibit 16.1

Chang G. Park, CPA, Ph. D.

♦ 2667 CAMINO DEL RIO S. PLAZA B4 SAN DIEGO ♦ CALIFORNIA 92108-3707 ♦
♦ TEL (858) 722-5953 ♦ FAX (858) 761-0341 ♦ (858) 433-2979
♦ E-Mail changgpark@gmail.com

December 9, 2009

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen

I have read the statements included under Item 4.01 in the Form 8-K filing dated December 9, 2009 of Golden Key International, Inc. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no knowledge about the appointment of Bagell, Josephs, Levine & Company, LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Chang Q. Park
Chang G. Park, CPA